SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Principal International Emerging Markets Fund, Inc.

Address of principal business office (No. & Street, City, State, Zip Code):

                         The Principal Financial Group
                              Des Moines, Iowa 50392

Telephone number:   (515) 248-3842

Name and address of agent for service of process:

     Michael D. Roughton                     Copy to:
     The Principal Financial Group           John W. Blouch, Esq.
     Des Moines, Iowa 50392-0300             Suite 405 West
                                             1025 Thomas Jefferson Street, N.W.
                                             Washington, DC  20007-0805

Check appropriate box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES  X    NO ____

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Des Moines and State of Iowa on the 13th day of June, 1997.

                                               Signature
                             Principal International Emerging Markets Fund, Inc.
                                          (Name of Registrant)

                                             /s/ A. S. Filean
                             By ________________________________________________
                                  A. S. Filean, Vice President and Secretary


                /s/ E. H. Gillum
Attest:  __________________________________
         E. H. Gillum, Assistant Secreatry